Exhibit 10.3

EMPLOYERS HOLDINGS, INC.
ANNUAL CASH BONUS PROGRAM

Introduction

The annual cash bonus program (the “Program”) provides cash rewards for your role in helping to achieve the goals of the Company. Specifically, the Program is designed to:

-    Reward the achievement of specific financial and other performance goals;
-    Align the interests of Executive Participants with those of our stockholders; and
-    Motivate our Executive Participants to increase stockholder value without encouraging excessive risk-taking.

This Program shall operate under, be governed by, and be construed in accordance with the terms of the Employers Holdings, Inc. Amended and Restated Equity and Incentive Plan, effective as of April 1, 2020 (the “Equity Plan”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Equity Plan.

Participation

Employees at the level of Vice President and above who have been approved for participation in the Program by the Committee and received a Participation Letter for the Performance Period (each, an “Executive Participant”).

Target Incentive and Maximum Payout

For each Performance Period (as defined in Appendix A), a Target Bonus will be established for each Executive Participant. The maximum payout under this Program shall not exceed 200% of the Executive Participant’s Target Bonus.

Calculation of Payouts

Each Executive Participant will be eligible to earn a performance bonus under this Program based on the extent to which the performance criteria for the Program (the “Performance Criteria,” and each a “Performance Criterion”), which are individually defined and described in further detail in the attached Appendix A, are achieved for the Performance Period. The amount payable to each Executive Participant shall be calculated in accordance with Appendix A.

Termination Provisions

(a)    General. Except as otherwise set forth in subsections (b) and (c) below, an Executive Participant must remain employed with the Company through the end of the Performance Period to be eligible for an annual bonus under this Program.

(b)    Death or Disability. In the event that an Executive Participant’s employment terminates prior to the conclusion of the applicable Performance Period, by reason of his or her death or total and permanent disability (as defined in any agreement between such Executive Participant and the Company or, if no such agreement is in effect, as determined by the Company's Chief Administrative Officer in accordance with the definition used by the Company’s then current Long Term Disability insurance carrier), the annual bonus award for the Performance Period will become payable at the same time as it would otherwise have been paid, calculated as if such Executive Participant had continued in employment until the conclusion of such Performance Period, and based on the Executive Participant’s annual base salary for such Performance Period, and subject to the level of achievement of the Performance Criteria, as determined by the Committee, in its sole discretion, after consultation with the CEO; provided, that any Performance Criterion that is measured based on an Executive Participant’s individual performance shall be deemed satisfied at a 100% achievement level and the amount otherwise payable to the Executive Participant based on the achievement of the remaining Performance Criteria shall not be increased or decreased based on such Executive Participant’s individual performance.

(c)    Involuntary Termination Without Cause or Retirement. In the event that (i) an Executive Participant’s employment terminates prior to the conclusion of the applicable Performance Period, by reason of (x) termination by the Company without Cause or (y) termination by the Executive participant due to Retirement and (ii) subject to the Executive Participant refraining from engaging in Harmful Conduct through the conclusion of such Performance Period, such Executive Participant will be entitled to a prorated annual bonus, payable at the same time as the bonus would otherwise have been paid, in an amount equal to the product of (1) the value of the annual bonus that would have been paid to the Executive Participant had he or she continued in employment until the conclusion of such Performance Period, calculated based on the Executive Participant’s annual base salary for such Performance Period, and subject to the achievement of the Performance Criteria, as determined by the Committee, in its sole discretion after consultation with the CEO; and (2) a fraction, the numerator of which is the number of full months elapsed from the first day of the Performance Period, until the date of termination, and the denominator of which is 12.

(d)    Other Terminations. If an Executive Participant’s employment is terminated prior to the expiration of the applicable Performance Period for any reason other than as set forth in subsections (b) and (c) above, then his or her annual bonus for such Performance

Period will terminate and be forfeited immediately, and he or she will not have any rights to payment of any portion of such bonus.

Change in Control

In the event of a Change in Control and subject to the Executive Participant’s continued employment through the consummation of such Change in Control, the Executive Participant shall be eligible to receive a pro-rated annual bonus for the Performance Period in which the Change in Control occurs, with the payout based on 100% achievement level; provided, that if the Committee determines, in its sole discretion, that the threshold Performance Criteria is projected to be achieved during the Performance Period, based an estimate of performance through the consummation of the Change in Control, then the annual bonus payout will be based on 200% achievement level. The annual bonus paid pursuant to this section shall be pro-rated for the period in the Performance Period prior to the Change in Control, with the pro-ration determined by multiplying the annual bonus payout determined under this section by a fraction, the numerator of which is the number of full months elapsed from the first day of the Performance Period, until the consummation of the Change in Control, and the denominator of which is 12.

Additional Conditions and Limitations

Notwithstanding any other provision of this Program:

(a)    The Board or the Committee, as the case may be, may exercise discretion to adjust the amount of compensation payable to an Executive Participant pursuant to this Program, between 0% and 200% of the Executive Participant’s Target Bonus, as it determines appropriate in its sole discretion. For the avoidance of doubt, the Board or the Committee may take into consideration any and all factors that it deems appropriate, including, without limitation, factors such as: overall Company performance, the achievement of individual performance, key strategic objectives, leadership, supervision, compliance, workforce development, proration for time in role, operational success or external factors;

(b)    Any payments under the Program, minus all applicable tax withholding and other authorized deductions, will be paid following certification of the performance results for the applicable Performance Period by the Committee, in its sole discretion (but in any event no later than March 15th following the conclusion of the Performance Period), provided that, except as otherwise set forth herein, the Executive Participant must be employed through the end of the Performance Period in order to be eligible to receive a payment hereunder;

(c)    The Committee may amend or terminate the Program as it shall deem advisable and at any time;

(d)    The Program shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or its subsidiaries or affiliates for payment of any benefit hereunder. No Executive Participant shall have any interest in any particular assets of the Company or its subsidiaries or affiliates by reason of the right to receive a benefit under the Program and any such Executive Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Program; and

(e)    Executive Participants shall be subject to the Board’s written policies as well as laws and regulations applicable to Company executives, including, without limitation, the Employers Holdings, Inc. Compensation Recovery Policy, the clawback provisions set forth in the Equity Plan, and any other clawback policy adopted by the Company, each as may be amended from time to time (each, a “Clawback Policy”), and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during such Executive Participant’s employment by the Company and thereafter. The provisions of this paragraph are in addition to and not in lieu of any other remedies available to the Company in the event the Executive Participant violates the Company’s Code of Conduct, and/or other applicable Company policies and procedures.

Definitions

For purposes of the Program, the following terms shall have the respective meanings set forth below:

(a)    “CEO” shall mean the Company’s Chief Executive Officer.
(b)    “Harmful Conduct” shall mean (i) a breach in any material respect of an agreement to not reveal confidential information regarding the business operations of the Company or any affiliate or an agreement to refrain from solicitation of the customers, suppliers or employees of the Company or any affiliate, or (ii) a violation of any of the restrictive covenants contained in the Executive Participant’s employment, severance or other agreement with the Company, or any of its affiliates.
(c)    “Performance Period” shall have the meaning set forth on the attached Appendix A.
(d)    “Retirement” shall mean an Executive Participant’s termination of employment (other than for Cause) after attaining age 55 and completing 10 years of continuous service with the Company (or any Subsidiary thereof), and provided that he or she has given written notice of his or her intent to retire to the Company (or its designate), no fewer than six months prior to the date that the Executive Participant terminates employment, in a form satisfactory to the Company (or its designate).
(e)    “Target Bonus” shall mean the Executive Participant’s annual base salary in effect at the end of March of the Performance Period multiplied by a bonus percentage set forth in the Executive Participant’s Participation Letter for the same Performance Period.